EXHIBIT 99.1

FOR IMMEDIATE RELEASE

L90, Inc. Contact:         Chris Lehane
                           (202) 549-5911


NASDAQ GRANTS L90 REQUEST FOR CONTINUED LISTING

LOS ANGELES - June 20, 2002 - L90, Inc. (NASDAQ: LNTY, LNTYE), a media company with expertise in both traditional direct marketing and online marketing, today announced that the Nasdaq Listing Qualifications Panel has determined to continue the listing of the Company's common stock on The Nasdaq National Market, so long as the Company complies with the Nasdaq Marketplace Rules. As a result of this determination, the Company's trading symbol will be changed from "LNTYE" to "LNTY" effective with the opening of trading on Thursday, June 20, 2002.

About L90
L90 is a media company with expertise in both traditional direct marketing and online marketing. L90 provides its clients with strategic full service solutions that focus on maximum results and returns. L90's offline direct marketing business, formerly known as Novus List Management, was established in 1989 and specializes in list management, alternative media and sophisticated data analytical services. L90's online advertising and direct marketing businesses, established in 1997, work with marketers and online publishers to build valuable relationships with consumers. The online division creates innovative advertising solutions by providing a one-stop-shop of services for online marketing including an experienced email brokerage group, a strategic marketing and creative services group and a network of high-profile web site publishers. L90 achieves marketers' goals of branding, customer acquisition, sales, increased traffic and customer retention. Headquartered in Los Angeles and New York, L90 has additional offices in San Francisco, Chicago, Miami and Seattle.

Safe Harbor Statement
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the business of L90 may suffer due to uncertainty; and other risks that are described from time to time in L90's Securities and Exchange Commission reports (including but not limited to the annual report on Form 10-K for the year ended



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December 31, 2001, and  subsequently  filed  reports).  If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, L90's results could differ materially from L90's expectations in these statements. L90 assumes no obligation and does not intend to update these forward-looking statements.



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